UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AIRCASTLE LTD

(Name of Registrant as Specified in Its Charter)

MIZUHO LEASING CO., LTD

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[Translation]

November 13, 2019

To whom it may concern,

Company name:	Mizuho Leasing Company, Limited

Representative:	President and CEO	Hiroshi Motoyama

(Code number: 8425 Tokyo Stock Exchange 1st Section)

Contact:	Executive Officer of Corporate Planning Department	Kensuke Sato

Phone:	+81-3-5253-6511

Announcement of Acquisition of shares of AIRCASTLE LIMITED (Bermuda) through a joint investment with Marubeni Corporation and Transfer of Subsidiary

On November 6, 2019 (Japan time), Mizuho Leasing Co., Ltd (the “Company”) resolved to jointly acquire all the shares of Aircastle Limited, a company that leases aircrafts globally (“Aircastle”), with Marubeni Corporation (“Marubeni”; the acquisition of all the shares of Aircastle, the “Transaction”), and entered into an agreement with Aircastle.

To acquire Aircastle’s stock, the Company established TDP 1 Limited, a new Bermuda subsidiary (“SPC2”). SPC2 and Marubeni jointly formed MM Air Limited (the “Parent”), and the Parent formed MM Air Merger Sub Limited (the “MergerSub”) for purposes of a merger. The MergerSub will merge with and into Aircastle, with Aircastle surviving the merger. This will be a cash consideration reverse triangular merger conducted in accordance with Bermuda’s Corporation Law. The details are set forth below.

The Company established SPC2 in Bermuda on November 1, 2019 and plans to increase SPC2’s capital in the future. SPC2 is expected to become a Specified Subsidiary of the Company because the capital of SPC2 would be greater than 10% of the capital of the Company after the planned capital increase. Furthermore, as a result of this Transaction, Aircastle is expected to become an affiliate of an equity method affiliate of the Company.

1.	Background of the Transaction

The Company has a strong track-record of providing business strategies and solutions that resolve issues on customers’ balance sheets utilizing the Company’s extensive knowledge of “Mono” (Equipment & Properties), a deep understanding of commercial transactions, and sophisticated financial know-how. These strengths have allowed the Company to expand its business areas through financing related capital investments and initiatives in a wide range of financial fields. The Company first offered aircraft finance in 1982 and has deepened its knowledge of aircraft finance and grown its business base through its more than 30 years in the industry.

In April 2015, the Company reorganized the Aviation Business Division and further strengthened its sales structure to allow expansion beyond the conventional aircraft finance business. In February 2016, the Company formed a joint venture with Aircastle called “IBJ Air Leasing Limited”, a company focused on aircraft operating leases, and started joint business development in aircraft operating leases to further develop the aircraft-related business and increase the Company’s presence in the global market.

The Company continues to focus on the aircraft-related business and accumulate high-quality operating assets, with an emphasis on aircraft operating lease business and aircraft-backed loans to major overseas airlines, in its Sixth Mid-Term Management Plan, which is currently being implemented.

Marubeni aims to further grow and expand its existing lease finance businesses in the United States, including those for aircraft, freight cars, automobiles, and trailers, and aims to develop new lease businesses, mainly overseas, as Marubeni considers its finance and leasing business to be one of its growth areas. Marubeni entered the aircraft operating lease business in 2010, and has developed its expertise in the field and expanded its business network in the aircraft industry through its participation in the management of Aircastle as its largest shareholder since 2013.

In its relationship with Marubeni, the Company recognized the potential growth of their respective business through collaboration using Marubeni’s and the Company’s respective strengths, with the Company providing solutions that utilize the Company’s extensive knowledge of “Mono” (Equipment & Properties), deep understanding of commercial distribution channels and the sophisticated financial know-how, while Marubeni provided a diverse array of leasing and financial products and a global network through its background as a general trading company. As a result, the Company has implemented an alliance with Marubeni in the lease and finance business through the joint operations of MG Leasing Corporation, in which the Company invested through a private placement (allocation of new shares to a third party) in March 2019, investing together with Marubeni for 50% each.

In its aircraft related business, Marubeni intends to capture the growth of aircraft lease market using Aircastle as a platform by increasing its ownership percentage of Aircastle, while the Company was seeking for an opportunity to further expand in the aircraft operating lease business, which will enable the Company to grow its business base and increase its global presence.

After discussions between the companies, the Company and Marubeni agreed that the Transaction would contribute to further enhancement of the corporate value of both companies, and therefore, the two companies resolved to enter into the Transaction and executed the Transaction documents today.

The Company and Mizuho Bank, Ltd. (“Mizuho Bank”) executed an alliance agreement in February 2019 and the Company became an equity method affiliate of Mizuho Bank and the Mizuho Financial Group in March 2019. The alliance aims to fully utilize each company’s know-how and corporate client base and network, strengthen and expand the leasing and finance operations, create new business opportunities outside of the financial sector and promote businesses with added value. Aircraft-related businesses is expected to grow significantly as a result of the increased demand for aircrafts that will accompany the growth of markets of Asian/developing countries. The acquisition of Aircastle will serve as a starting point in the Company’s efforts to strengthen the alliance with Mizuho group entities and increase its revenue.

2.	About Aircastle

Since its incorporation in 2004, Aircastle has operated its aircraft leasing business globally and is an industry leader, owning and managing 283 aircrafts (as of the end of June 2019). Aircastle has steadily expanded its business by relying on its vast global network, built through its business with 89 airlines located in 47 countries, aircraft management expertise and high repossession and marketing capabilities.

3.	Overview of the Share Acquisition

The Transaction is a cash-consideration “reverse triangular merger” governed by Bermuda’s Corporation Law with Aircastle as the surviving entity and MergerSub as the non-surviving entity.

The shareholders of Aircastle (excluding Marubeni) will receive cash from the Parent, and all shares of Aircastle (excluding shares held by Marubeni) will be cancelled. In addition, all shares of MergerSub held by SPC2 and Marubeni through the Parent will be converted into common stock of Aircastle. As a result, the Parent will acquire all outstanding shares of the surviving company, Aircastle, except the shares owned by Marubeni, and the Parent and Marubeni will be the shareholders of Aircastle. After the merger, the Parent will transfer a portion of its shares in Aircastle to Marubeni so that the Company will indirectly own 25% of the outstanding equity interest in Aircastle.

Diagram:

The source of funds for the acquisition of shares in the Transaction is planned to include multiple fundraising sources such as bank borrowings, in addition to cash on hand.

4.	Overview of the surviving entity (Aircastle)

(1)	Name		Aircastle Limited

(2)	Address		201 Tresser Boulevard, Suite 400, Stamford, Connecticut 06901, USA (Address on registry: Bermuda)

(3)	Title and Name of the Representative		CEO Michael J. Inglese

(4)	Business Profile		Aircraft leasing business

(5)	Stated Capital		USD 1,461 million (As of the end of June 2019)

(6)	Date of Establishment		October 29, 2004

(7)	Net assets		USD 2,021 million (As of the end of June 2019)

(8)	Total assets		USD 8,634 million (As of the end of June 2019)

(9)	Major Shareholders and Ownership Ratio (As of the end of June 2019)	Marubeni Corporation Dimensional Fund Advisors, L.P. The Vanguard Group, Inc. BlackRock, Inc. LSV Asset Management	28.8% 8.8% 6.6% 4.8% 4.8%

(10)	Relationships with the Company	Capital Relationship	There is no noteworthy capital relationship between the Company and Aircastle. The ownership ratio of the Company’s subsidiaries IBJ Air Leasing Limited and IBJ Air Leasing (US) Corp. (and 10 other companies) is 75% (the Company) and 25% (an affiliate of Aircastle).
Personnel Relationship

There is no noteworthy personnel relationship between the Company and Aircastle. 1 director and 1 officer of the Company is serving as the director of the Company’s subsidiaries IBJ Air Leasing Limited and IBJ Air Leasing (US) Corp. (and 10 other companies).

Business Relationship

The Company, Aircastle and Aircastle’s affiliates jointly formed and operate the aircraft operating lease business through the Company’s subsidiaries IBJ Air Leasing Limited, IBJ Air Leasing (US) Corp. (and 10 other companies).

		Related Party Status	Aircastle is not a related party of the Company. Aircastle’s stakeholders and affiliates are not related parties of the Company.

5.	Overview of the Transferred Subsidiary (SPC2)

(1)	Name	TDP 1 Limited

(2)	Address	Crawford House, 50 Cedar Avenue, Hamilton, HM 11, Bermuda

(3)	Title and Name of the Representative	Director Yoshiyasu Mizutomi (Yoshiyasu Mizutomi) Director Yoshiaki Fujikawa (Yoshiaki Fujikawa)

(4)	Business Profile	Acquisition and Ownership of Parent

(5)	Stated Capital	<Time of incorporation> USD 1 <After the capital increase> To be determined

(6)	Date of Establishment	November 1, 2019

(7)	Major Shareholders and Ownership Ratio	Mizuho Leasing Co., Ltd.	100.0%

(8)	Relationships with the Company	Capital Relationship	The Company owns 100% of the equity interests in the applicable company.
		Personnel Relationship	2 directors have been appointed from the Company.
		Business Relationship	There are no noteworthy business relationships.

(9)	Operating results and financial position of the applicable company over the last 3 years

The company was established on November 1, 2019 and has not yet settled its accounts.

6.	Overview of the new company established with Marubeni for the Transaction (Parent)

(1)	Name	MM Air Limited

(2)	Address	Crawford House, 50 Cedar Avenue, Hamilton, HM 11, Bermuda

(3)	Title and Name of the Representative	Director Takayuki Sakakida (Takayuki Sakakida) Director Yoshiyasu Mizutomi (Yoshiyasu Mizutomi)

(4)	Business Profile	Acquisition and Holding an equity interest in Aircastle

(5)	Stated Capital	USD 10

(6)	Date of Establishment	November 5, 2019

(7)	Major Shareholders and Ownership Ratio	SPC2 Marubeni Corporation	50.0% 50.0%

(8)	Relationships with the Company	Capital Relationship	50.0% owned equity method affiliate of the Company.
		Personnel Relationship	1 director has been appointed from the Company.
		Business Relationship	There are no noteworthy business relationships.

(9)	Operating results and financial position of the applicable company over the last 3 years

The company was established on November 5, 2019, and has not yet settled its accounts.

7.	Overview of the merging entity established with Marubeni for the Transaction (MergerSub)

(1)	Name		MM Air Merger Sub Limited

(2)	Address		Crawford House, 50 Cedar Avenue, Hamilton, HM 11, Bermuda

(3)	Title and Name of the Representative		Director Takayuki Sakakida (Takayuki Sakakida)

(4)	Business Profile		Company established for purposes of the merger

(5)	Stated Capital		USD 1

(6)	Date of Establishment		November 5, 2019

(7)	Major Shareholders and Ownership Ratio	Parent	100.0%

8.	Status of Share Ownership after Merger

(1)	Number of shares owned before merger	0 shares (Percentage of Voting Rights Owned: 0%)

(2)	Acquisition Cost	Common stock of Aircastle Advisory costs, etc. Total	Approx. JPY 67.2 billion (USD 611 million) Approx. JPY 1.8 billion Approx. JPY 69 billion

(3)	Number of shares owned after merger	19,103,276 shares (Percentage of Voting Rights Owned: 25.0%)

9.	Schedule

The closing of the Transaction is subject to approval at Aircastle’s general meeting of the shareholders and approval from the relevant authorities. The process will proceed promptly going forward, and the closing is expected to take place by the end of June 2020.

(1)	Board of Directors Resolution Date (the Company)	November 6, 2019

(2)	Contract date for this transaction	November 5, 2019 US time (November 6, 2019 Japan time)

(3)	Effective date of the merger	Between Q4 of FY 2019 and Q1 of FY 2020 (Expected)

10.	Outlook for the Future

The present acquisition of shares will not have a material impact on the Company’s consolidated results for the year ending March 2020, and there are no changes to the full-year consolidated results forecast for the year ending March 2020 announced on May 14, 2019. In the event that it becomes clear that there will be a material impact to the consolidated results forecast, necessary disclosures will be made promptly.

End

Cautionary Statement Regarding Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements.

All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits of the transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (i) one or more closing conditions to the transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, or that the required approval of the merger agreement by the shareholders of Aircastle may not be obtained; (ii) the business of Aircastle may suffer as a result of uncertainty surrounding the transaction and there may be challenges with employee retention as a result of the pending transaction; (iii) the transaction may involve unexpected costs, liabilities or delays; (iv) legal proceedings may be initiated related to the transaction; (v) changes in economic conditions, political conditions and changes in laws or regulations may occur; (vi) an event, change or other circumstance may occur that could give rise to the termination of the merger agreement (including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement); and (vii) other risk factors as detailed from time to time in Aircastle’s reports filed with the Securities and Exchange Commission (the “SEC”), including Aircastle’s 2018 Annual Report on Form 10-K and Aircastle’s Quarterly Report on Form 10-Q that was filed on August 6, 2019, which are available on the SEC’s Web site (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this document. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Additional Information and Where to Find It

In connection with the proposed merger, Aircastle intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A, and Aircastle and certain other persons, including Marubeni, intend to file a Schedule 13E-3 transaction statement with the SEC. Following the filing of the definitive proxy statement with the SEC, Aircastle will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ

THE PROXY STATEMENT AND THE SCHEDULE 13E-3 WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain the proxy statement, as well as other filings containing information about Aircastle, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain Aircastle’s SEC filings in connection with the transaction, free of charge, by directing a request to Aircastle Limited, Attention: Investor Relations, 201 Tresser Boulevard, Suite 400, Stamford, CT 06901.

Participants in the Merger Solicitation

Aircastle and its directors, executive officers and employees and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Aircastle’s directors and executive officers is available in its definitive proxy statement for its 2019 annual meeting of shareholders filed with the SEC on April 4, 2019. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement relating to the transaction when it becomes available. This document does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities.